UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 19344

                               (Amendment No. 1 )*


                              SPECTRE GAMING, INC.
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                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class of Securities)


                                   84761G 10 7
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                                 (CUSIP Number)


                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          |_| Rule 13d-1(b)

          |_|  Rule 13d-(c)

          |X| Rule 13d-1(d)


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*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 84761G 10 7                  13G                     Page 2 of 7 Pages
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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Ronald E. Eibensteiner
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
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3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           930,696
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         930,696
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  0
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

930,696
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [X]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.8%

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12. TYPE OF REPORTING PERSON*

IN
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

CUSIP No. 84761G 10 7                  13G                     Page 3 of 7 Pages
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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Morgan Street Partners, LLC
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
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  NUMBER OF    5.   SOLE VOTING POWER
                    743,196
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

                    743,196
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

743,196

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.5%

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12. TYPE OF REPORTING PERSON*

OO (Limited liability company)
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

CUSIP No. 84761G 10 7                  13G                     Page 4 of 7 Pages
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Item 1(a).  Name of Issuer:

SPECTRE GAMING, INC.
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Item 1(b).  Address of Issuer's
Principal Executive Offices:

14200 23rd Avenue North, Minneapolis, MN   55447
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Item 2(a).  Name of Person Filing:

RONALD E. EIBENSTEINER AND MORGAN STREET PARTNERS, LLC
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Item 2(b).  Address of Principal
Business Office, or if None, Residence:

800 NICOLLET MALL, SUITE 2690
MINNEAPOLIS, MINNESOTA   55402
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Item 2(c).  Citizenship:

Mr. Eibensteiner is a US citizen; Morgan Street Partners, LLC is a Minnesota Limited Liability Company.
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Item 2(d). Title of Class of Securities:

COMMON STOCK, $.01 PAR VALUE
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Item 2(e).  CUSIP Number:

8476AG 10 7
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Item 3.  If This Statement  is Filed Pursuant to  Rule 13d-1(b), or 13d-2(b)
         or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.
     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 84761G 10 7                  13G                     Page 5 of 7 Pages

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:

            Mr. Eibensteiner beneficially owns 930,696 shares which includes 93,750 shares of Series B Convertible Stock and 93,750 warrants that are convertible into a total of 187,500 shares of Common Stock, held by Wyncrest Capital, Inc., a corporation that is wholly owned by Mr. Eibensteiner.

      --------------------------------------------------------------------------
      (b) Percent of class:

          6.8%
          ----------------------------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 930,696
                                                         -----------------------
          (ii)  Shared power to vote or to direct the vote: 0
                                                           --------------------

          (iii) Sole power to dispose or to direct the disposition of: 930,696
                                                                      ----------

          (iv)  Shared power to dispose or to direct the disposition of: 0
                                                                        --------
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Item 5.  Ownership of Five Percent or Less of a Class.

N/A
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

N/A
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.

N/A
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Item 8.  Identification  and
Classification  of Members of the Group.

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Item 9.  Notice of Dissolution of Group.

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Item 10.  Certifications.

         (a) Not applicable.

         (b) Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006                /s/ Ronald E. Eibensteiner
                                        -----------------------------------
                                            RONALD E. EIBENSTEINER